UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

711 S. Carson Street, Suite 4, Carson City, Nevada, 89791

(Address of Principal Executive Offices)

(619) 722 5505

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 13, 2019 a complaint was filed in the Superior Court of California, County of San Diego  against  Regen Biopharma, Inc. (“Company”) ,  the Company’s Chairman, Zander Therapeutics Inc (“Zander”), and Does 1-50 by ChemDiv, Inc. (“Plaintiff”) alleging  Breach of Contract, Unfair Business Practices under the California Business and Professions Code, and  Bad Faith Denial of a Contract ( alleged solely against the Company  and DOE defendants) stemming from contract research work performed by the Plaintiff for the Company and contract research performed by the Plaintiff for Zander. The Plaintiff is also seeking a declaration from the court that the Plaintiff retains full and complete ownership, title, use, and all rights without any limits to the work, tangible property, intellectual property, and any other product or by-product of the work performed by Plaintiff for the Company and Zander. The action arises from approximately $1.2 million dollars of unpaid invoices (“Unpaid Invoices”) due and payable to the Plaintiff. The Company asserts that no portion of the Unpaid Invoices is due and payable by the Company.

The Company has entered into settlement negotiations with the Plaintiff in order to resolve this dispute in a mutually acceptable manner. Although the Company currently believes a mutually acceptable settlement can be agreed to by the parties no assurance can be given that a mutually acceptable settlement will occur and no assurance can be given that the outcome of this legal proceeding will not adversely affect the Company’s financial condition and operations.

The Company and Zander are under common control. David Koos serves as Chief Executive Officer and Chairman of the Board of Zander and the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: June 1, 2021	By: /s/ David Koos
David Koos
Chief Executive Officer

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